Exhibit 10.5

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”), dated as of the 28th day of February, 2011, is entered into by and among Empire Resorts, Inc., a corporation incorporated under the laws of Delaware, its parents, subsidiaries, divisions and affiliates (collectively, “Empire Resorts”), Kien Huat Realty III, Ltd., a corporation organized under the laws of the Isle of Man, its parents, subsidiaries, divisions and affiliates (collectively, “Kien Huat”), Kok Thay Lim, Colin Au Fook Yew, G. Michael Brown, and Joseph Bernstein (collectively, Empire Resorts, Kien Huat, Lim, Au, Brown, and Bernstein shall be referred to herein as the “Parties”).

WHEREAS, Empire Resorts commenced an action, captioned Empire Resorts, Inc., v. Joseph E. Bernstein, (the “Action”) in the United States District Court for the Southern District of New York (the “Court”);

WHEREAS, Joseph Bernstein filed counterclaims against Empire Resorts and a third-party claim against Kien Huat, Kok Thay Lim, Colin Au Fook Yew, and G. Michael Brown (collectively, the “Third-Party Defendants”) in the Action;

WHEREAS, Empire Resorts, Joseph Bernstein and the Third-Party Defendants in the Action entered into a Settlement Agreement, dated May 11, 2010, to resolve and terminate all of their disputes with each other, including without limitation all claims that were or could have been asserted in the Action or in any other proceeding (the “Settlement Agreement”);

WHEREAS, on September 8, 2010, Empire Resorts served on Bernstein a Notice of Material Breach of the Settlement Agreement, wherein Empire Resorts advised Bernstein that he had materially breached the Settlement Agreement and Empire Resorts elected certain remedies under the Settlement Agreement (the “Notice”); and

WHEREAS, there is a dispute by and between Empire Resorts and Bernstein regarding the effectiveness of the Notice, and a dispute among the Parties regarding the performance under, and alleged defaults of, the Settlement Agreement;

WHEREAS, the Parties desire to settle and terminate all of their disputes with each other, including without limitation all claims that are or could arise out of or relate to the Notice or the Settlement Agreement;

NOW THEREFORE, in consideration of the mutual promises, releases and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties enter into this Agreement, and it is hereby agreed by and between them as follows:

1.	The Common Stock Purchase Warrants

The Common Stock Purchase Warrants issued to Joseph Bernstein pursuant to Section l(b)(i) of the Settlement Agreement to purchase two million shares of common stock of Empire Resorts (the “Warrants”) are hereby reinstated, provided however that notwithstanding anything herein or anything in the Warrants to the contrary, the Warrants cannot be exercised until February 28, 2013. Within five (5) business days of execution of this Agreement, Bernstein shall return to counsel for Empire Resorts the original Common Stock Purchase Warrants issued to him so that the Company can add the following additional restrictive legend:

“THE TRANSFER AND EXERCISE OF THIS WARRANT ARE SUBJECT TO THE TERMS OF AN AGREEMENT, DATED FEBRUARY [      ], 2011, BY AND BETWEEN THE COMPANY AND THE HOLDER HEREOF. NO TRANSFER OR EXERCISE OF THIS WARRANT SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS WITH RESPECT TO SUCH TRANSFER OR EXERCISE CONTAINED IN SUCH AGREEMENT HAVEBEEN MET. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

Within five (5) business days of receipt from Joseph Bernstein of the original Warrants, Empire Resorts will deliver to counsel for Joseph Bernstein replacement original Warrants bearing the above restrictive legend.

Notwithstanding anything in the Warrants or in this Agreement, the Warrants may not be transferred during the Standstill Period (as that term is defined in Section 5 of this Agreement), except to a Family Member (as that term is defined in the Warrants).

Empire Resorts shall comply with its obligations under Section 4 [“Registration, etc.”] of all Common Stock Purchase Warrants held by Joseph Bernstein (Warrant #’s 10001, 10002, 10003) within thirty (30) days from the fifth day that Empire Resorts’ stock has traded at a price of $1.50 or more for five consecutive days.

2.	Release of Empire Resorts, Kien Huat, Kok Thay Lim, Colin Au Fook Yew and G. Michael Brown,

(a)        Joseph Bernstein for himself and for his heirs, executors, affiliates, and assigns, whether as an employee, stockholder or otherwise (hereinafter collectively referred to in this paragraph as the “Releasor”), hereby releases, discharges and acquits forever Empire Resorts and Kien Huat, and each of their direct or indirect beneficial owners, each of their respective present and former officers, directors, employees, agents, employee benefit and/or pension plans or funds, trustees, administrators, attorneys, successors, agents, and each of their affiliates, successors and assigns, and Kok Thay Lim, Colin Au Fook Yew, and G. Michael Brown and each of their attorneys, agents, heirs and executors, successors and assigns (hereinafter collectively referred to in this paragraph as the “Releasees”) from any and all claims, demands, rights, causes of action, liabilities, and damages whatsoever that exist as of the date hereof

(“Claims”), whether such Claims are known or unknown, suspected or unsuspected, fixed or contingent, that the Releasor ever had, or now has, from the beginning of the world to the date of execution of this Agreement against the Releasees, including without limitation any Claims based in any way upon, related in any way to, or arising in any way from, out of or in connection with any agreement, understanding, arrangement, transaction, investment, or any other matter that in any way involved, concerned, related to or touched upon Empire Resorts (or its business) or any person or entity affiliated in any way with Releasees.

(b)        Nothing in this paragraph is intended to release the Releasees from any continuing obligations under this Agreement or the Settlement Agreement; Releasees expressly agree and understand that they remain bound by all provisions therein and that the releases set forth in this Agreement are not intended to and do not release Empire Resorts from its obligations concerning the Warrants and other Common Stock Purchase Warrants referenced in the Settlement Agreement.

3.	Release of Joseph Bernstein

(a)        Empire Resorts, Kien Huat, Kok Thay Lim, Colin Au Fook Yew, and G. Michael Brown (hereinafter collectively referred to in this paragraph as the “Releasors”), hereby release, discharge and acquit forever Joseph Bernstein, his heirs and executors (hereinafter collectively referred to in this paragraph as the “Releasee”) from any and all Claims, whether such Claims are known or unknown, suspected or unsuspected, fixed or contingent, that the Releasor ever had, or now has, from the beginning of the world to the date of execution of this Agreement against the Releasee, including from any and all Claims, whether such Claims are known or unknown, suspected or unsuspected, fixed or contingent, that the Releasor ever had, or now has, from the beginning of the world to the date of execution of this Agreement against the Releasee, including without limitation any Claims based in any way upon, related in any way to, or arising in any way from, out of, or in connection with any agreement, understanding, arrangement, transaction, investment, or any other matter that in any way involved, concerned, related to or touched upon Empire Resorts (or its business) or any person or entity affiliated in any way with Releasee.

(b)        Nothing in this paragraph is intended to release Joseph Bernstein from any continuing obligations that arise under this Agreement, the Settlement Agreement, or under Section 4 of the Employment Agreement by and between Empire Resorts and Joseph Bernstein, dated as of June 1, 2009 (the “Employment Agreement”); Joseph Bernstein expressly agrees and understands that he remains bound by all provisions therein.

4.	Confidentiality

(a)        Except as otherwise required by law, the Parties (including, but not limited to, their respective attorneys) agree to keep and represent that they have kept confidential: (i) any and all of the terms of this Agreement, (ii) any and all of the terms proposed during the negotiation process (whether or not accepted), and (iii) the discussions and negotiations that led to this Agreement. Notwithstanding anything in this paragraph to the contrary, no provision of this Agreement shall prohibit any party from disclosing or having disclosed the terms of this Agreement to their attorneys, to a tax accountant for purposes of seeking tax advice, or to their spouse, children, significant other, or executive assistant; and nothing shall prohibit any party from (i) filing any documents required by the Securities and Exchange Commission (the “SEC”), applicable state securities agencies or other state regulatory authorities making any other public disclosure required by the federal or state securities law or other applicable law, provided that the content of any document so filed does not violate any of the other terms and conditions of this Agreement unless such content constitutes disclosure required by any securities laws or rules or regulations promulgated from time to time by the SEC, applicable state securities agencies or other state regulatory authorities or other applicable law; (ii) filing any documents or disclosing any information required to be filed or disclosed pursuant to the Internal Revenue Code of 1986, as amended, the rules and regulations thereunder, any applicable state or local tax code, or the rules and regulations under such state or local code; (iii) responding to any legal subpoena or other judicially enforceable written request from any court or governmental agency of competent jurisdiction and testifying truthfully pursuant to such subpoena or other request; or (iv) enforcing any rights of such party under this Agreement. To the extent any information concerning this Agreement is publicly disclosed pursuant to (i)-(iv) of this paragraph, the obligation of confidentiality as to that information shall no longer apply. In the event any Party receives any legal subpoena or other judicially enforceable written request from any court or governmental agency of competent jurisdiction concerning any matter covered in this Agreement, the Party receiving such subpoena or written request shall promptly notify the other Party. A Party shall not produce or disclose any material until a reasonable period of time after such notice is given to counsel for the other parties, to allow the other Party to seek relief from such subpoena or other written request. In all events in which a Party can practically do so without risking contempt or similar sanctions, such Party shall provide the other Party with at least seven business days’ notice of such subpoena or written request.

5.	Standstill Agreement

(a)        Joseph Bernstein agrees that for a period of two (2) years following the execution of this Agreement (the “Standstill Period”), he shall not, without the prior written consent of Empire Resorts, whether publicly or otherwise, directly or indirectly in any way assist, finance, influence or encourage any other person or entity, whether publicly or otherwise, initiate, make, effect, cause or seek, offer or propose to initiate or participate in or take a position with respect to: (i) any acquisition or offer to acquire (by means of any tender or exchange offer, merger or other business combination or any other manner) any securities (in excess of 4.9% of the outstanding voting securities) or assets of Empire Resorts or beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) thereof; (ii) any disclosure of any intention, plan or arrangement inconsistent with any of the foregoing; (iii) any discussions, arrangements, understandings, agreements or proposals with any person or entity inconsistent with any of the foregoing; (iv) seeking or proposing to influence, advise, change or control the management or Board of Directors of Empire Resorts, including, without limitation, by means of a solicitation of proxies or seeking to influence, advise or direct the vote of any holder of voting securities of Empire Resorts or (v) taking any action that might result in Empire Resorts having to make a public announcement regarding any of the matters referred to in clauses (i) through (iv) of this paragraph, or announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited under clauses (i) through (iv) of this paragraph.

(b)        Joseph Bernstein further agrees that, during the Standstill Period, he shall not, directly or indirectly in any way, whether publicly or otherwise, initiate, file, or commence any suit, action, litigation, lawsuit or claim, derivative, direct, class or otherwise (“Claim”), or investigate or assist in any such Claim against Empire Resorts or Kien Huat, Kok Thay Lim, Colin Au Fook Yew, and G. Michael Brown or any of their present and former officers, directors, stockholders, direct or indirect beneficial owners, employees, agents, employee benefit and/or pension plans or funds, trustees, administrators, attorneys, successors, heirs or successors, and each of their affiliates and assigns, and shall not assist, finance, influence or encourage any other person or entity from doing same.

(c) The provisions in Section 5(b) of this Agreement are not intended to be, and do not constitute a release of future claims arising solely after execution of this Agreement during the Standstill Period.

6.	Remedies for Breach

(a)        Joseph Bernstein agrees that any breach of any of the provisions of this Agreement will cause irreparable injury for which there is no adequate remedy at law, and agrees that Empire Resorts, Kien Huat, Kok Thay Lim, Colin Au Fook Yew, and G. Michael Brown, in addition to all other remedies available, will be entitled to equitable relief, including but not limited to, injunctive relief to enforce the provisions of this Agreement, without the requirement to post a bond or other security.

(b)        Joseph Bernstein agrees that in the event he materially breaches any provision in Section 5 of this Agreement, Empire Resorts shall have the option to repurchase the Warrants for the sum of $.01 per share. In the event Empire Resorts elects this remedy, it will advise Joseph Bernstein in writing that it has elected to repurchase the Warrants and tender payment to Joseph Bernstein accordingly. The written notice provided for herein shall be deemed to have been given if sent by nationally recognized overnight courier to: Joseph E. Bernstein, 6663 Casa Grande Way, Delray Beach, Florida 33446, with a copy to Donald Glasscoff, Esq., Herzfeld & Rubin, P.C., 125 Broad St., New York, NY 10004. Joseph Bernstein may designate alternate addresses for delivery of notices by sending notice thereof by nationally recognized overnight courier to Empire Resorts, Inc., P.O. Box 5013, Monticello, New York 12701-5193, Attn: Chief Executive Officer, with a copy to Robert H. Friedman, Esq., Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022. Empire Resorts shall be the sole entity entitled to exercise its right to the remedy in this subparagraph with respect to a breach of this Agreement by Joseph Bernstein and may do so with respect to a breach as against any other Party.

(c)        The Parties agree that except as provided for in Section 6(a) and subject to Section 3(b) above, the remedies provided in Section 6(b) are the sole remedy available to any Party for a material breach by Joseph Bernstein of any provision of Section 5 of this Agreement. However, if Joseph Bernstein materially breaches any provision in Section 5(b), the Party against whom any such Claim is brought may fully defend against such Claim. Furthermore, if any Party brings any Claim against any Party that arises from or relates to any facts or circumstances occurring prior to the date of execution of this Agreement in violation of the Releases set forth in this Agreement, or in violation of the Settlement Agreement, the Party against whom such Claim is brought may pursue any and all remedies as against the other Parties, and nothing in this subparagraph shall be construed to limit such Party’s remedies.

(d)        The Parties expressly agree that the remedies set forth herein are not a penalty, but rather a reasoned amount taking into consideration the anticipated minimum actual harm that may be caused by such a material breach.

7.	Miscellaneous

(a)        This Agreement is intended to supplement the protections afforded to the Parties in the Settlement Agreement; all provisions in the Settlement Agreement are intended to and do survive, and unless a provision in this Agreement expressly overrides a provision in the Settlement Agreement, the terms of the Settlement Agreement control.

(b)        In the event any action, suit or other proceeding is instituted to remedy, prevent or obtain relief relating to this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing party shall recover all of such party’s reasonable attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used herein, reasonable attorneys’ fees shall be deemed to mean the full and actual reasonable costs of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.

(c)        The Parties hereto represent and warrant that they have made no assignment, transfer, conveyance or other disposition of any of the Claims released herein and they are fully authorized and entitled to give their full and complete release of all such claims.

(d)        In the event that any provision of this Agreement is declared void and unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

(e)        The failure of any Party to this Agreement to insist upon strict adherence to any term of this Agreement will not be considered a waiver of any right arising thereunder or deprive that Party of the right thereafter.

(f)        This Agreement shall be in all respects governed by the laws of the State of New York, notwithstanding any rules on conflict or choice of laws that might apply the substantive law of another jurisdiction.

(g)        This Agreement shall be binding upon and inure to the benefit of the heirs, devisees, legatees, executors, administrators, successors, agents, assigns, officers, directors, trustees, agents, partners, employees and affiliates of each of the Parties hereto.

(h)        The Parties to this Agreement represent and warrant to each other that they have read and understood its terms, that they have been represented by counsel with respect to this Agreement and all matters covered by and relating to it, that they have been fully advised by counsel with respect to their rights and with respect to the execution of this Agreement and that the Parties have entered into this Agreement for reasons of their own and not based upon the representations of any Party hereto except as contained in this Agreement. Each Party has participated in, or contributed to, the drafting and preparation of this Agreement, and in the construction of this Agreement, the provisions shall not be construed for, or against, any Party, but shall be construed according to their plain meaning.

(i)        The Parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement and Release of claims shall not be deemed or construed as an admission of liability. The making of this Agreement is not intended, and shall not be construed, as an admission that any of the Parties have violated any federal, state, or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever. The Parties further agree and understand that this Agreement is being entered into solely for the purpose of avoiding further expense and litigation and that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

(j)        This Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except by a writing duly executed by all authorized representatives of all the Parties, and the Parties acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally altered or modified in any respect whatsoever. This Agreement is not effective until it has been fully executed and delivered by all Parties.

(k)        This Agreement may be executed electronically and in one or more counterparts, each of which shall constitute a duplicate original.

Signature Page to Agreement and Release

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato	Date:
Name: Joseph A. D’Amato
Title: CEO

KIEN HUAT REALTY III, LIMITED

By:	/s/ Gerard Lim	Date:
Name: Gerard Lim
Title: Director

Dated: February 24, 2011		/s/ Joseph Bernstein
Joseph Bernstein

Dated:		/s/ Kok Thay Lim
Kok Thay Lim

Dated: 28 Feb., 2011		/s/ Colin Au Fook Yew
Colin Au Fook Yew

Dated: 2/26/11		/s/ G. Michael Brown
G. Michael Brown

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